UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2015

AIR METHODS CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	0-16079	84-0915893
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification Number)

7301 South Peoria, Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 792-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2015, the Board of Directors (the “Board”) of Air Methods Corporation (the “Company”), based upon a recommendation of the nominating and corporate governance committee of the Board, elected Claire M. Gulmi to serve as a director of the Company, effective immediately. Ms. Gulmi will serve as a Class III director, with her initial term expiring at the Company’s 2015 annual meeting of stockholders to be held in May 2015. Ms. Gulmi will serve on the audit committee of the Board.

Ms. Gulmi will receive the pro rata portion of the annual retainer for service on the Board (currently $75,550 per annum), based on the number of days remaining in the current director compensation year. In addition, she has received a restricted stock grant of 1,016 shares and an option grant of 6,980 shares which is a pro rata portion of the annual grants awarded to each of our non-employee directors in January 2015.

There is no arrangement or understanding pursuant to which Ms. Gulmi was appointed as a director. Further, Ms. Gulmi has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A press release announcing Ms. Gulmi’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibit is filed as part of this report:

99.1 Press Release dated April 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR METHODS CORPORATION

Date: April 3, 2015	By:	/s/ Crystal L. Gordon
Crystal L. Gordon, General Counsel and Secretary